Exhibit 4.5

ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made as of [  ], 2022, by and among Newsight Imaging Ltd., a company organized under the laws of the State of Israel (the “Company”), Vision Sensing Acquisition Corp., a Delaware corporation (“SPAC”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).

RECITALS

WHEREAS, SPAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of November 1, 2021, and filed with the United States Securities and Exchange Commission (the “Commission”) on November 3, 2021 (the “Warrant Agreement”) and capitalized terms used herein but not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Warrant Agreement;

WHEREAS, in connection with its initial public offering (the “Offering”), SPAC issued 472,700 Private Placement Units, which included 354,525 redeemable Warrants (collectively, the “Private Placement Warrants”), to Vision Sensing LLC (the “Sponsor”) to purchase shares of SPAC’s Class A common stock, par value $0.0001 per share (“Common Stock”), at a purchase price of $10.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share during the five-year period beginning upon the later of the consummation of SPAC’s initial business combination or 12 months from the closing of the Offering, which was on November 3, 2021;

WHEREAS, also in connection with the Offering, SPAC issued 10,120,000 Public Units which included 7,590,000 redeemable Warrants (collectively, the “Public Warrants” and together with the Private Placement Warrants and the Working Capital Warrants, if issued upon conversion of the Working Capital Loan, the “Warrants”), to public investors to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share during the period beginning upon the later of 30 days after consummation of SPAC’s initial business combination or 12 months from the closing of the Offering, which was on November 3, 2021, and ending on the earlier of five years from the consummation of such business combination or the Redemption Date;

WHEREAS, the Warrant Agreement contemplates loans to the Company for working capital by the Sponsor or an affiliate of the Sponsor or certain of the SPAC’s executive officers and directors of which up to $1,500,000 of such loans (the “Working Capital Loan”) may be convertible into an additional 150,000 Units at a price of $10.00 per Unit which include an aggregate of 112,500 warrants (the “Working Capital Warrants”) and the Sponsor has made such a convertible loan to the Company;

WHEREAS, all of the Warrants are governed by the Warrant Agreement;

WHEREAS, on August 30, 2022, SPAC entered into a Business Combination Agreement (the “Business Combination Agreement”) with the Company and Newsight MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”);

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a wholly-owned subsidiary of the Company (the “Merger”) and, in the context of such Merger, all shares of Common Stock outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall automatically be canceled and shall cease to exist by virtue of the Merger, in exchange for the right of the holder thereof to receive an equal number of the Company’s ordinary shares, par value NIS 0.1 per share (“Company Ordinary Shares”);

WHEREAS, pursuant to the Business Combination Agreement, among other matters: prior to consummation of the transactions contemplated thereby (the “Closing”), the Company agreed to effect a recapitalization (the “Recapitalization”), where (I) it will effect a stock split of the Company Ordinary Shares, on a ratio as provided for in the Business Combination Agreement (the “Split”); (II) immediately following the Split, each then outstanding Company Ordinary Share shall, as a result of the Recapitalization, become and be converted into such number of Company Ordinary Shares as is determined pursuant to the terms of the Business Combination;

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Warrant Agreement as amended hereby) for the same number of Company Ordinary Shares at the same exercise price per share;

WHEREAS, the Company has filed with the Commission a registration statement on F-4, File No. 333-[ ] (“Form F-4”) for the registration, under the Securities Act of 1933, as amended, of, among other securities, the Warrants and the Company Ordinary Shares issuable upon exercise of the Warrants;

WHEREAS, the board of directors of SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Warrant Agreement);

WHEREAS, in connection with the Merger, SPAC desires to assign all of its right, title and interest in the Warrant Agreement to the Company, and the Company wishes to accept such assignment and assume all the liabilities and obligations of SPAC under the Warrant Agreement with the same force and effect as if the Company were initially a party to the Warrant Agreement; and

WHEREAS, Section 9.8 of the Warrant Agreement provides that SPAC and the Warrant Agent may amend the Warrant Agreement without the consent of any Registered Holders to provide for adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

(a) Assignment and Assumption. SPAC hereby assigns to the Company all of SPAC’s right, title and interest in and to the Warrant Agreement and the Warrants (each as amended hereby) as of the Effective Time. The Company hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement and the Warrants (each as amended hereby) arising from and after the Effective Time with the same force and effect as if the Company were initially a party to the Warrant Agreement.

(b) Consent. The Warrant Agent hereby consents to the assignment of the Warrant Agreement and the Warrants by SPAC to the Company and the assumption by the Company of the SPAC’s obligations under the Warrant Agreement pursuant to Section 1(a) hereof effective as of the Effective Time, the assumption of the Warrant Agreement and Warrants by the Company from SPAC pursuant to Section 1(a) hereof effective as of the effective time of the Merger (the “Effective Time”), and to the continuation of the Warrant Agreement and Warrants in full force and effect from and after the Effective Time, subject at all times to the Warrant Agreement and Warrants (each as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement and this Amendment.

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2. Amendments to Warrant Agreement. The parties hereto hereby agree to the following amendments to the Warrant Agreement:

(a) Defined Terms. The defined terms in this Amendment, including in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Warrant Agreement as if they were set forth therein.

(b) Preamble. The preamble of the Warrant Agreement is hereby amended by deleting “Vision Sensing Acquisition Corp., a Delaware corporation” and replacing it with “Newsight Imaging Ltd., a company organized under the laws of the State of Israel”. As a result thereof, all references to the “Company” in the Warrant Agreement shall be amended such that they refer to the Company rather than SPAC.

(c) Reference to Company Ordinary Shares. (i) All references to ““Common Stock” in the Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares” and (ii) all references to “stockholders” shall mean “shareholders.”

(d) Notices. Section 9.2 of the Warrant Agreement is hereby amended to delete the address of the Company for notices under the Warrant Agreement and instead add the following address for notices to Company:

If to the Company to: Newsight Imaging Ltd. Golda Meir 3 P.O.B 4114 Ness Ziona Israel 7414002. Attn: Eli Assoolin, Chief Executive Officer Email: eli@nstimg.com with a copy (which will not constitute notice) to:

[Nelson Mullins Riley & Scarborough LLP

2 W. Washington Street,

Suite 400

Greenville, South Carolina 29601

Attn: Eric Graben, Esq.

Email: eric.graben@nelsonmullins.com]

3. Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall only become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith, shall hereinafter mean the Warrant Agreement as the case may be, as amended by this Amendment (or as such agreement may be further amended or modified in accordance with the terms thereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement, as it applies to the amendments to the Warrant Agreement herein, including, without limitation, Section 9 of the Warrant Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each party hereto has caused this Assignment, Assumption and Amendment to Warrant Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

SPAC:

VISION SENSING ACQUISITION CORP.

By:
Name:
Title:

The Company:

NEWSIGHT IMAGING LTD.

By:
Name:
Title:

Warrant Agent:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment to Warrant Agreement]

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